Exhibit 99.1
OFS CAPITAL CORPORATION ANNOUNCES THIRD QUARTER 2021 FINANCIAL RESULTS & INCREASES QUARTERLY CASH DISTRIBUTION

Quarterly Distribution Increased by 4% Compared to Prior Quarter

Chicago, IL - November 5, 2021 - OFS Capital Corporation (NASDAQ: OFS) ("OFS Capital," the "Company," "we," "us," or "our") today announced its financial results for the quarter ended September 30, 2021.
FINANCIAL HIGHLIGHTS
•Net investment income of $3.2 million, or $0.24 per common share.
•Adjusted net investment income(1) of $3.3 million, or $0.25 per common share.
•Net asset value ("NAV") per common share increased 5.5% to $14.16 at September 30, 2021 from $13.42 at June 30, 2021. During the three months ended September 30, 2021, our portfolio experienced realized and unrealized net gains of $10.2 million.
•No new loans placed on non-accrual status in the quarter.
•At September 30, 2021, 95% and 66% of our loan portfolio and total portfolio, respectively, consisted of senior secured loans, based on fair value.
•As of September 30, 2021, 92% of our debt matures in 2024 and beyond and 64% of our outstanding debt is unsecured.
•On November 2, 2021, OFS Capital's Board of Directors declared a distribution of $0.25 per share for the fourth quarter of 2021, payable on December 31, 2021, to stockholders of record as of December 24, 2021.

“Our net asset value increased 5.5% from the end of the second quarter of 2021, primarily driven by continued appreciation of our equity investments” said Bilal Rashid, OFS Capital's Chairman and Chief Executive Officer. “We are pleased that our net asset value per share now exceeds pre-pandemic levels and we believe our portfolio is well positioned for the future. We increased our quarterly distribution for the fifth consecutive quarter. In late October, we closed on a seven year unsecured bond and expect to redeem outstanding debt with a higher cost. The October offering extended our debt maturities and will help reduce our borrowing costs.”

(1) Supplemental information regarding adjusted net investment income:
On a supplemental basis, management provides disclosure of adjusted net investment income ("Adjusted NII"), which is a financial measure calculated and presented on a basis of accounting other than in accordance with generally accepted accounting principles of the United States of America (“GAAP”). Adjusted NII excludes the expense related to capital gains incentives incurred under our investment advisory and management agreement with OFS Capital Management, LLC (“Advisory Agreement”). Our Advisory Agreement includes a two part incentive fee: part one that provides incentive fees based on our pre-incentive fee net investment income for the immediately preceding calendar quarter, and part two that provides incentive fees based on our cumulative net realized gains since inception of the Advisory Agreement (the “Capital Gains Incentive Fee”). GAAP requires recognition of this expense as incurred, necessitating an accrual for fees on unrealized gains. Thus, the Capital Gains Incentive Fee recognized in our September 30, 2021 financial statements is not currently payable under the terms of the Advisory Agreement. Moreover, since the Capital Gains Incentive Fee is determined, in part, on the basis of net unrealized gains as of September 30, 2021, such fees are subject to reversal should net unrealized gains diminish or revert to net unrealized losses. Additionally, GAAP requires such fees to be included as a component of net investment income. Management believes this measure facilitates analysis of our results of operations and provides greater transparency into the determination of incentive fees. Adjusted NII is not meant as a substitute for net investment income determined in accordance with GAAP and should be considered in the context of the entirety of our reported results of operations, financial position and cash flows determined in accordance with GAAP. A reconciliation of net investment income determined in accordance with GAAP to Adjusted NII is set forth in Schedule I to this press release.

HIGHLIGHTS
($ in millions, except for per share data)

Portfolio Overview	At September 30, 2021
Total assets	$537.2
Investment portfolio, at fair value	$526.3
Net assets	$190.0
Net asset value per share	$14.16
Weighted average yield on performing debt investments (1)	9.64%
Weighted average yield on total debt investments (2)	8.87%
Weighted average yield on total investments (3)	8.39%
(1)     The weighted average yield on our performing debt and structured finance note investments is computed as (a) the sum of (i) the annual stated accruing interest on debt investments plus the annualized accretion of loan origination fees, original issue discount, market discount or premium, and loan amendment fees at the balance sheet date, plus (ii) the annual effective yield on structured finance notes at the balance sheet date, divided by (b) amortized cost of our debt and structured finance note investments, excluding debt investments in non-accrual status as of the balance sheet date.
(2)     The weighted average yield on our total debt and structured finance note investments is computed as (a) the sum of (i) the annual stated accruing interest on debt investments plus the annualized accretion of loan origination fees, original issue discount, market discount or premium, and loan amendment fees at the balance sheet date, plus (ii) the annual effective yield on structured finance notes at the balance sheet date, divided by (b) amortized cost of our debt and structured finance note investments, including debt investments in non-accrual status as of the balance sheet date.
(3)     The weighted average yield on total investments is computed as (a) the annual stated accruing interest plus the annualized accretion of loan origination fees, original issue discount, market discount or premium, and loan amendment fees on our debt investments at the balance sheet date, plus the annual effective yield on our structured finance notes at the balance sheet date, plus the effective cash yield on our performing preferred equity investments, divided by (b) amortized cost of our total investment portfolio, including assets on non-accrual basis as of the balance sheet date. The weighted average yield of investments is not the same as a return on investment for our stockholders but, rather, relates to a portion of our investment portfolio and is calculated before the payment of all of our fees and expenses.

	Quarter Ended
Operating Results	September 30, 2021	June 30, 2021
Total investment income	$10.6	$11.4
Net investment income	$3.2	$3.2
Net investment income per common share, basic and diluted	$0.24	$0.24
Net increase in net assets resulting from operations	$13.2	$22.4

	Quarter Ended
Portfolio Activity	September 30, 2021	June 30, 2021
Number of new portfolio company investments	15	13
Investments in new portfolio companies	$29.7	$26.5
Investments in existing portfolio companies	$26.4	$18.0
Investments in structured finance notes	$8.5	$15.7
Number of portfolio companies and structured finance notes at end of period	100	91

PORTFOLIO AND INVESTMENT ACTIVITIES
The total fair value of our investment portfolio was $526.3 million at September 30, 2021, which was equal to approximately 104% of amortized cost. As of September 30, 2021, the fair value of our debt investment portfolio totaled $365.5 million in 70 portfolio companies, of which 95% and 5% were senior secured loans and subordinated loans, respectively. As of September 30, 2021, we also held approximately $84.2 million in equity investments, at fair value, in eight portfolio companies in which we also held debt investments, as well as thirteen portfolio companies in which we solely held an equity investment. As of September 30, 2021, our investment portfolio also included seventeen investments in structured finance notes with a fair value of $76.6 million. At September 30, 2021, we had unfunded commitments of $13.6 million to twelve portfolio companies. As of September 30, 2021, floating rate loans as a percentage of fair value comprised 97% of our debt investment portfolio, with the remaining 3% in fixed rate loans.

RESULTS OF OPERATIONS
Income
Interest Income
During the three months ended September 30, 2021, recurring interest income of $10.0 million decreased $0.1 million compared to the three months ended June 30, 2021. Total interest income of $10.1 million decreased $0.5 million compared to the three months ended June 30, 2021, primarily due to the acceleration of fees from loan prepayments in the prior quarter.
Fee Income
Syndication fees and prepayment fees result from periodic transactions, rather than from holding portfolio investments, and are considered non-recurring. During the three months ended September 30, 2021, total fee income decreased from $0.6 million to $0.4 million compared to June 30, 2021, primarily due to a $0.3 million decrease in syndication fees.
Expenses
Interest expense
Interest expense for the three months ended September 30, 2021 remained stable compared to the three months ended June 30, 2021.
Management fee
Management fee expense for the three months ended September 30, 2021 increased $0.1 million compared to the three months ended June 30, 2021 primarily due to the increase in total assets.
Incentive fee
Incentive fee expense for the three months ended September 30, 2021 decreased $0.7 million compared to the prior quarter due to pre-incentive fee net investment income not exceeding the performance hurdle for incentives in the three months ended September 30, 2021. The Company accrued a capital gains incentive fee of $0.1 million due to an increase in unrealized capital gains for the three months ended September 30, 2021.
Administration fee
Administration fee expense for the three months ended September 30, 2021 decreased $0.1 million compared to the prior quarter due to a reduction in allocation of administrative services and software.
Net Gain (Loss) on Investments
Our portfolio experienced net gains of $10.2 million in the third quarter of 2021 primarily as a result of performance improvements in our directly originated debt and equity investments. Net gains for the quarter include realized gains of $3.3 primarily on the sale of our preferred equity in Neosystems Corp. and our common equity in Chemical Resources Holdings, Inc.
During the three months ended September 30, 2021, our net gains of $10.2 million were primarily comprised of:
•net losses of $0.5 million on our senior debt primarily due to a decrease of $0.7 million in Envocore Holding, LLC;
•net gains of $9.1 million on our common equity, warrants and other investments, primarily as a result of unrealized appreciation of $6.4 million on our investment in Pfanstiehl Holdings, Inc.; and
•net gains of $1.0 million on our preferred equity investments was primarily attributable to the $0.6 million improvement in Stancor, L.P. and $0.5 million improvement in Contract Datascan Holdings, Inc.

LIQUIDITY AND CAPITAL RESOURCES
At September 30, 2021, we had $7.0 million in cash, which includes $3.9 million held by our wholly owned small business investment company, OFS SBIC I, LP ("SBIC I LP"). Our use of cash held by SBIC I LP is restricted by SBA regulation, including limitations on the amount of cash SBIC I LP can distribute to OFS Capital as parent company. As of September 30, 2021, we had an unused commitment of $24.25 million under our senior secured revolving credit facility with Pacific Western Bank, as well as an unused commitment of $104.9 million under our BNP revolving credit facility, both subject to a borrowing base and other covenants. Based on fair values and equity capital at September 30, 2021, we could access available lines of credit for $133.0 million and remain in compliance with 1940 Act asset coverage requirement.
RECENT DEVELOPMENTS
On October 1, 2021, we caused notices to be issued to the holders of the 6.25% unsecured notes due September 2023 regarding the exercise of our option to redeem on November 1, 2021 all of the issued and outstanding 6.25% unsecured notes due September 2023. The 6.25% unsecured notes due September 2023 were redeemed at 100% of their principal amount ($25 per Note), plus the accrued and unpaid interest through October 31, 2021. We expect to recognize a loss on extinguishment of debt of $0.6 million related to the charge-off of deferred borrowing costs on the redemption of the notes.
On October 28, 2021 and November 1, 2021, we closed the public offering of $55.0 million in aggregate principal of 4.95% unsecured notes due October 31, 2028 (the “Unsecured Notes Due October 2028”), which included a full exercise of the underwriters overallotment option. The total net proceeds to us, after deducting underwriting discounts of $1.72 million and estimated offering expenses, plus reimbursements, was approximately $53.5 million. The Unsecured Notes Due October 2028 will mature on October 31, 2028 and bear an effective interest rate, including amortization of deferred debt issuance costs, of 5.34%. The Unsecured Notes Due October 2028 may be redeemed in whole or in part at any time or from time to time at our option on or after October 31, 2023 at the redemption price of 100% of the aggregate principal amount thereof plus accrued and unpaid interest.
On October 22, 2021, we caused notices to be issued to the holders of the 5.95% unsecured notes due October 2026 regarding the exercise of our option to redeem on November 22, 2021 all of the issued and outstanding 5.95% unsecured notes due October 2026. The 5.59% unsecured notes due October 2026 will be redeemed at 100% of their principal amount ($25 per Note), plus the accrued and unpaid interest thereon from October 31, 2021, through, but excluding, November 22, 2021. We expect to recognize a loss on extinguishment of debt of $1.6 million related to the charge-off of deferred borrowing costs on the redemption of the notes.
We are continuing to closely monitor the impact of the COVID-19 pandemic on all aspects of our business, including how it impacts our portfolio companies, employees, due diligence and underwriting processes, and financial markets. The U.S. capital markets experienced extreme volatility and disruption following the outbreak of the COVID-19 pandemic, which appear to have subsided and returned to pre-COVID-19 levels. Nonetheless, certain economists and major investment banks have expressed concern that the continued spread of the virus globally could lead to a prolonged period of world-wide economic downturn.
As a result of this disruption and the pressures on their liquidity, certain of our portfolio companies have been, or may continue to be, incentivized to draw on most, if not all, of the unfunded portion of any revolving or delayed draw term loans made by us, subject to availability under the terms of such loans.
The extent of the impact of the COVID-19 pandemic on our operational and financial performance, including our ability to execute our business strategies and initiatives in the expected time frame, will depend to a large extent on future developments regarding the duration and severity of the coronavirus, effectiveness of vaccination deployment and the actions taken by governments (including stimulus measures or the lack thereof) and their citizens to contain the coronavirus or treat its impact, all of which are beyond our control. An extended period of global supply chain and economic disruption could materially affect our business, results of operations, access to sources of liquidity and financial condition. Given the fluidity of the situation, we cannot estimate the long-term impact of COVID-19 on our business, future results of operations, financial position, or cash flows at this time.

CONFERENCE CALL

OFS Capital will host a conference call to discuss these results on Friday, November 5, 2021, at 10:00 AM Eastern Time. Interested parties may participate in the call via the following:

INTERNET: Go to www.ofscapital.com at least 15 minutes prior to the start time of the call to register, download, and install any necessary audio software. A replay will be available for 90 days on OFS Capital’s website at www.ofscapital.com.

TELEPHONE: Dial (877) 510-7674 (Domestic) or (412) 902-4139 (International) approximately 15 minutes prior to the call. A telephone replay of the conference call will be available through November 15, 2021 at 9:00 AM Eastern Time and may be accessed by calling (877) 344-7529 (Domestic) or (412) 317-0088 (International) and utilizing conference ID #10161668.

For more detailed discussion of the financial and other information included in this press release, please refer to OFS Capital’s Form 10-Q for the third quarter ended September 30, 2021, which we expect to file with the Securities and Exchange Commission later today.

OFS Capital Corporation and Subsidiaries
Consolidated Statement of Assets and Liabilities
(Dollar amounts in thousands, except per share data)

	September 30, 2021	December 31, 2020
	(unaudited)
Assets
Investments, at fair value:
Non-control/non-affiliate investments (amortized cost of $427,574 and $363,628, respectively)	$413,674	$328,665
Affiliate investments (amortized cost of $65,367 and $86,484, respectively)	99,460	102,846
Control investment (amortized cost of $11,160 and $10,911, respectively)	13,145	10,812
Total investments at fair value (amortized cost of $504,101 and $461,023, respectively)	526,279	442,323
Cash	6,999	37,708
Interest receivable	1,193	1,298
Prepaid expenses and other assets	2,750	2,484
Total assets	$537,221	$483,813

Liabilities
Revolving lines of credit	$45,900	$32,050
SBA debentures (net of deferred debt issuance costs of $599 and $1,088, respectively)	69,321	104,182
Unsecured notes (net of deferred debt issuance costs of $5,543 and $4,897 respectively)	198,782	172,953
Interest payable	1,927	3,176
Payable to adviser and affiliates	2,612	3,252
Payable for investments purchased	27,867	8,411
Accrued professional fees	261	495
Other liabilities	574	338
Total liabilities	347,244	324,857

Commitments and contingencies

Net assets
Preferred stock, par value of $0.01 per share, 2,000,000 shares authorized, -0- shares issued and outstanding as of September 30, 2021 and December 31, 2020, respectively	$—	$—
Common stock, par value of $0.01 per share, 100,000,000 shares authorized, 13,418,973 and 13,409,559 shares issued and outstanding as of September 30, 2021 and December 31, 2020, respectively	134	134
Paid-in capital in excess of par	187,218	187,124
Total distributable earnings (losses)	2,625	(28,302)
Total net assets	189,977	158,956

Total liabilities and net assets	$537,221	$483,813

Number of shares outstanding	13,418,973	13,409,559
Net asset value per share	$14.16	$11.85

OFS Capital Corporation and Subsidiaries
Condensed Consolidated Statements of Operations (unaudited)
(Dollar amounts in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Investment income
Interest income:
Non-control/non-affiliate investments	$8,953	$8,289	$27,162	$26,119
Affiliate investments	864	1,735	2,724	5,938
Control investment	327	292	1,016	884
Total interest income	10,144	10,316	30,902	32,941
Dividend income:
Affiliate investments	37	45	143	488
Control investment	33	—	169	—
Total dividend income	70	45	312	488
Fee income:
Non-control/non-affiliate investments	50	80	920	844
Affiliate investments	325	3	362	16
Control investment	—	43	—	49
Total fee income	375	126	1,282	909
Total investment income	10,589	10,487	32,496	34,338
Expenses
Interest expense	4,234	4,448	13,300	14,301
Management fee	1,950	1,871	5,660	5,759
Incentive fee	102	234	911	1,332
Professional fees	354	422	1,230	1,530
Administration fee	335	436	1,342	1,456
Other expenses	379	364	1,033	1,110
Total expenses before incentive fee waiver	7,354	7,775	23,476	25,488
Incentive fee waiver	—	—	—	(441)
Total expenses, net of incentive fee waiver	7,354	7,775	23,476	25,047
Net investment income	3,235	2,712	9,020	9,291
Net realized and unrealized gain (loss) on investments
Net realized gain (loss) on non-control/non-affiliate investments	7	(33)	(10,743)	(10,046)
Net realized gain on affiliate investments	3,246	—	3,246	—
Net unrealized appreciation (depreciation) on non-control/non-affiliate investments, net of taxes	1,581	4,649	20,965	(10,965)
Net unrealized appreciation on affiliate investments	4,340	10,120	17,731	6,316
Net unrealized appreciation (depreciation) on control investment	980	577	2,084	(924)
Net gain (loss) on investments	10,154	15,313	33,283	(15,619)
Loss on extinguishment of debt	(224)	(187)	(2,523)	(336)
Loss on impairment of goodwill	—	(1,077)	—	(1,077)
Net increase (decrease) in net assets resulting from operations	$13,165	$16,761	$39,780	$(7,741)

Net investment income per common share – basic and diluted	$0.24	$0.20	$0.67	$0.69
Net increase (decrease) in net assets resulting from operations per common share – basic and diluted	$0.98	$1.25	$2.97	$(0.58)
Distributions declared per common share	$0.24	$0.17	$0.66	$0.68
Basic and diluted weighted average shares outstanding	13,415,276	13,399,767	13,412,125	13,389,830

Schedule 1
Non-GAAP Financial Measure – Adjusted Net Investment Income
On a supplemental basis, we disclose Adjusted NII, which is a financial measure calculated and presented on a basis of accounting other than in accordance with GAAP. Management believes that Adjusted NII is a useful indicator of future operations and that providing this measure may facilitate a more complete analysis and greater transparency into our ongoing operations, particularly in comparing underlying results from period to period, and afford investors a view of results that may be more easily compared to those of other companies.
The following table provides a reconciliation from net investment income (the most comparable GAAP measure) to Adjusted NII for the three months ended September 30, 2021 (dollar amounts in thousands, except per share data):

	(000's)	Per Common Share
Net investment income	$3,235	$0.24
Capital Gains Incentive Fee	102	0.01
Adjusted Net Investment Income	$3,337	$0.25

ABOUT OFS CAPITAL
The Company is an externally managed, closed-end, non-diversified management investment company that has elected to be regulated as a business development company. The Company's investment objective is to provide stockholders with both current income and capital appreciation primarily through debt investments and, to a lesser extent, equity investments. The Company invests primarily in privately held middle-market companies in the United States, including lower-middle-market companies, targeting investments of $3 million to $20 million in companies with annual EBITDA between $5 million and $50 million. The Company offers flexible solutions through a variety of asset classes including senior secured loans, which includes first-lien, second-lien and unitranche loans, as well as subordinated loans and, to a lesser extent, warrants and other equity securities. The Company's investment activities are managed by OFS Capital Management, LLC, an investment adviser registered under the Investment Advisers Act of 19402, as amended, and headquartered in Chicago, Illinois, with additional offices in New York and Los Angeles.
FORWARD-LOOKING STATEMENTS
Statements in this press release regarding management's future expectations, beliefs, intentions, goals, strategies, plans or prospects, including statements relating to: OFS Capital’s results of operations, including net investment income, net asset value and net investment gains and losses and the factors that may affect such results; management's belief that the Company’s portfolio is well positioned for the future; management’s expectation that the Company will redeem outstanding debt with a higher cost and that the Company’s October offering will help reduce borrowing costs, when there can be no assurance that either will occur; the effect of the COVID-19 pandemic on the Company's business, financial condition, results of operations and cash flows and those of its portfolio companies, including the Company's and its portfolio companies' ability to achieve their respective objectives; the effect of the disruptions caused by the COVID-19 pandemic on the Company's ability to continue to effectively manage its business and other factors may constitute forward-looking statements for purposes of the safe harbor protection under applicable securities laws. Forward-looking statements can be identified by terminology such as “anticipate,” “believe,” “could,” “could increase the likelihood,” “estimate,” “expect,” “intend,” “is planned,” “may,” “should,” “will,” “will enable,” “would be expected,” “look forward,” “may provide,” “would” or similar terms, variations of such terms or the negative of those terms. Such forward-looking statements involve known and unknown risks, uncertainties and other factors including those risks, uncertainties and factors referred to in OFS Capital’s Annual Report on Form 10-K for the year ended December 31, 2020 filed with the Securities and Exchange Commission under the section “Risk Factors,” and in "Part II, Item 1A. Risk Factors" in our Quarterly Reports in Form 10-Q for the quarters ended March 31, 2021, June 30, 2021 and September 30, 2021, as well as other documents that may be filed by OFS Capital from time to time with the Securities and Exchange Commission. As a result of such risks, uncertainties and factors, actual results may differ materially from any future results, performance or achievements discussed in or implied by the forward-looking statements contained herein. OFS Capital is providing the information in this press release as of this date and assumes no obligations to update the information included in this press release or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
INVESTOR RELATIONS CONTACT:
Steve Altebrando
646-652-8473
saltebrando@ofsmanagement.com

2   Registration does not imply a certain level of skill or training